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                         GLOBE BUSINESS RESOURCES, INC.
                   EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

         The following is a list of subsidiaries of Globe Business Resources, Inc. at February 28, 1997. All corporations listed are 100% owned subsidiaries of Globe Business Resources, Inc.

                                                          STATE OF
         NAME OF COMPANY                                INCORPORATION
         ---------------                                -------------

         Corporate Quarters, Inc.                       Texas
         Corporate Stay International, Inc.             Ohio
         Interim Quarters Acquisition LTD.              Texas
         Globe Furniture Rentals, Inc.                  Ohio
         GranTree Corporation                           Oregon



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